Exhibit 99.(a)(12)

STEWARD FUNDS, INC.

ARTICLES OF AMENDMENT

STEWARD FUNDS, INC., a Maryland corporation having its principal office in Maryland in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: A majority of the Board of Directors of the Corporation, at a meeting duly convened and held on August 28, 2018, adopted a resolution to amend the Corporation’s Articles of Incorporation, as amended and supplemented, to change the name of Class K to Class R6. The amendment is limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title 2 of the Maryland General Corporation Law to be made without action by the stockholders, and the Corporation is registered as an open-end company under the Investment Company Act of 1940.

The share classes to be changed in each of the Corporation’s six existing series pursuant to the above are:

Steward Large Cap Enhanced Index Fund – Class K becomes Class R6

Steward Small-Mid Cap Enhanced Index Fund – Class K becomes Class R6

Steward Global Equity Income Fund – Class K becomes Class R6

Steward International Enhanced Index Fund – Class K becomes Class R6

Steward Select Bond Fund – Class K becomes Class R6

Steward Covered Call Income Fund - Class K becomes Class R6

Following the amendment, the series and classes of the Corporation will be as follows:

Steward Large Cap Enhanced Index Fund – Class A, Class C, Class R6 and Institutional Class

Steward Small-Mid Cap Enhanced Index Fund – Class A, Class C, Class R6 and Institutional Class

Steward Global Equity Income Fund – Class A, Class C, Class R6 and Institutional Class

Steward International Enhanced Index Fund – Class A, Class C, Class R6 and Institutional Class

Steward Select Bond Fund – Class A, Class C, Class R6 and Institutional Class

Steward Covered Call Income Fund - Class A, Class C, Class R6 and Institutional Class

SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the series and classes of Common Shares of stock described in Article FIRST hereof shall be as set forth in the Corporation’s Articles of Incorporation, as amended and supplemented, and shall be subject to all provisions of such Articles of Incorporation relating to shares of the Corporation generally, including those set forth in Articles 5.4 and 5.5 of such Articles of Incorporation. This amendment makes no changes to the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the series and classes of Common Shares of stock described in Article FIRST.

The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath herein, the undersigned President acknowledges that to the best of his knowledge, information and belief such matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be signed in its name and on its behalf by its President, Michael L. Kern III, CFA, and attested to by its Secretary, Patricia Mims, on the 28th day of August, 2018.

ATTEST:		STEWARD FUNDS, INC.

By:	/s/ Patricia Mims	By:	/s/ Michael L. Kern, III

	Patricia Mims		Michael L. Kern III, CFA

	Secretary		President